Exhibit 99.1

Amedica Signs International Private Label Supply Agreement with Chinese Orthopedic Company
Strategic Agreement to Provide Silicon Nitride Spinal Interbody Fusion Devices

SALT LAKE CITY, December 30, 2015 - Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced the execution of a private label supply agreement with BoTEC Medical, a subsidiary of WinnTi Medical Group and one of the fastest growing orthopedic companies in the People’s Republic of China focused on extremity and spine solutions. This agreement marks the establishment of a long-term collaborative partnership between the two companies.

Pursuant to the terms of the non-exclusive private label agreement, Amedica will supply BoTEC Medical with proprietary silicon nitride spinal interbody fusion devices for distribution and sale in their worldwide markets.

“This strategic alliance further validates the market adoption of our medical-grade silicon nitride technology platform internationally,” said Dr. Sonny Bal, Chairman and Chief Executive Officer. “Since launching our second generation silicon nitride interbody fusion devices in 2014, we have been pursuing a multi-channel approach to provide broader accessibility to our proprietary silicon nitride biomaterial. We are very pleased to partner with BoTEC Medical’s team and look forward to participating in their exciting future as they continue to capture additional market share within and outside one of the fastest growing medical device markets in the world.”

“We are very pleased to enter into this partnership with Amedica, as they have a unique biomaterial platform that will provide BoTEC Medical interbody solutions with a unique value proposition in a highly competitive market,” said Waldo Shan, Chief Executive Officer of BoTEC Medical. “We look forward to building upon our partnership to meet the ever-increasing surgeon demands while improving patient lives.”

Amedica's spinal interbody fusion devices are made of a proprietary micro-composite silicon nitride biomaterial - a breakthrough ceramic containing the world's first inherent nano-surface biotechnology. This unique biomaterial is also hydrophilic to attract both osteoblasts and physiologic proteins to ensure reliable osseointegration, and its surface biochemistry inhibits bacterial biofilm adhesion. This combination of optimal material properties is unique to Amedica's silicon nitride material platform.

About Amedica Corporation
Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world's largest ceramic manufacturers. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

About WinnTi Medical and BoTEC Medical
WinnTi Medical was founded by a group of former senior executives from leading orthopedic companies in China, such as Kanghui, Johnson & Johnson, Medtronic, Stryker and Zimmer. The aim was to become a diversified medical device company with global influence. The Company’s mission is to create world class medical devices through continuous product innovations and manufacturing improvements, meeting surgeons' increasing demands and improving patients' wellness.

BoTEC Medical, a subsidiary of WinnTi Medical, focuses on innovative extremity and spine solutions. Its trauma offerings include implants for lower extremity, upper extremity and pelvic applications. BoTEC spine offerings include products for cervical, thoracic and lumbar stabilizations. The acquisition of BoTEC Medical allowed WinnTi Medical to enter into one of the fastest growing orthopedic implant markets in the world, and successfully attracted renowned institutional investors such as IDG, Highlight Capital and Lyfe.

For more information on WinnTi Medical and BoTEC Medical, please visit http://en.winnti.com/index.html.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica's future performance, business operations and acceptance of its technology platform. Statements relating to Amedica's market opportunities, growth, future products, market acceptance of its products, sales and financial results and similar statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:
Mike Houston
VP, Commercialization
801-839-3534
IR@amedica.com

Robert Haag
IRTH Communications
866-976-4784
amda@irthcommunications.com